Exhibit 10.30

SEDIBELO RESOURCES LIMITED

NON-EXECUTIVE DIRECTOR EQUITY COMPENSATION POLICY 2022

1.	general

1.1	This Non-Executive Director Compensation Policy (this Policy) is adopted by the Executive directors of the Board.

1.2	Capitalised terms not otherwise defined in this Policy will have the meanings given to them in the Sedibelo Resources Limited Long-Term Incentive Plan 2022 (the Plan).

2.	BOARD AUTHORITY

Pursuant to clause 19 of the Plan, the Executive directors of the Board are responsible for adopting a policy for the grant of Awards under the Plan to NEDs, which policy is to include a written, non-discretionary formula for the making of Awards to NEDs and also to specify, inter alia, the types of Awards that may be granted to NEDs, the number of Shares that form the subject of an Award, the conditions on which an Award will be granted, forfeited, Vest, and/or be Settled, and such other terms and conditions as the Executive directors of the Board may determine in their discretion.

3.	grant of awards to neds

3.1	Type of Award

3.1.1	The Company’s practice is to grant annual equity compensation awards to NEDs.

3.1.2	NEDs will only be eligible to receive Forfeitable Shares under the Plan.

3.2	Annual Award

3.2.1	An NED is currently eligible to receive annual Awards, granted on 1 January (the Award Date), based on the annual base fee payable in cash to the NEDs (the NED Base Cash Fee) and to the Chairman (the Chairman Base Cash Fee), excluding any committee fees, as follows:

3.2.1.1	Provided that an NED has served as an NED for the Board for a continuous period of 12 months prior to the Award Date, each NED, except for the chairman of the Board, will be granted automatically, and without the need for any action on the part of the Executive directors of the Board, the number of Shares equal to the amount of: (i) the NED Base Cash Fee, divided by; (ii) the Market Value of a Share as at the Award Date (rounded down to the nearest whole number) (the Annual Award).

3.2.1.2	Where an NED has served for a continuous period of less than 12 months prior to the Award Date, the Annual Award will be pro-rated based on: (i) the number of months of service, divided by 12, multiplied by: (ii) the Annual Award. For purposes of the pro-rata calculation, service by an NED during any portion of a calendar month will count as a full month of service.

3.2.1.3	The NED Base Cash Fee will be USD 100 000 per annum, for the 2022 financial year, and will be reviewed annually by the Executive Directors considering prevailing US inflation and market practice.

3.3	Annual Award to Chairman of the Board

3.3.1	Where an NED serves as the chairman of the Board, such person will be granted automatically, and without the need for any action on the part of the Executive directors of the Board, the number of Shares equal to (i) the Chairman Base Cash Fee, divided by; (ii) the Market Value of a Share as at the Award Date (rounded down to the nearest whole number).

3.3.2	The value of the Award will be pro-rated where necessary to reflect the portion of the year served as chairman if he or she does not serve for a full period of 12 months prior to the Award Date. For purposes of the pro-rata calculation, service by the chairman during any portion of a calendar month will count as a full month of service.

3.3.3	The Chairman Base Cash Fee will be USD 200 000 per annum, for the 2022 financial year, and will be reviewed annually by the Executive Directors considering prevailing US inflation and market practice.

3.4	Maximum Amount

3.4.1	The aggregate value of Awards granted during any Financial Year to an NED as compensation for such person’s services as a director of the Board, will not exceed:

3.4.1.1	The NED Cash Fee in total value in the case of an NED other than the chairman of the Board; and

3.4.1.2	The Chairman Cash Fee in total value in the case of the chairman of the Board.

3.5	The aggregate and/or annual value of an Award may be increased from time to time by the Executive directors of the Board as determined and approved by the Executive directors of the Board.

4.	insufficient shares

If there are insufficient Shares available under the Plan for each NED who is eligible to receive an Award in any Financial Year, the number of Shares subject to each Award in the relevant year will equal the total number of available Shares then remaining under the Plan, divided by the number of NEDs who are eligible to receive an Award on such date (rounded down to the nearest whole number).

5.	vesting

5.1	Each Award will Vest in full on the date on which:

5.1.1	the NED’s resignation as a director of the Board (other than for a reason contemplated in section 6.1) becomes effective;

5.1.2	the NED is not re-elected as a director of the Board at the annual general meeting of the Company’s shareholders;

5.1.3	the NED’s appointment to the Board is terminated for a reason set out in section 6.2, or

5.1.4	the 3rd (third) anniversary of the Award Date.

whichever is the earlier.

5.2	The Award will be released to the NED as soon as reasonably practicable after Vesting.

6.	termination of service as an ned

6.1	If an NED’s appointment to the Board is terminated for any reason that warrants such termination or removal under, inter alia, the Companies Act and associated regulations, insider trading legislation, the common law, and/or any other applicable legislation, prior to the applicable Vesting Date, such NED’s Awards shall be cancelled, provided that if, in the opinion of the Executive directors of the Board, the circumstances of the termination of the NED’s appointment are such as to warrant the NED Participant’s being entitled to retain his or her Award in terms of the Plan, the Executive directors of the Board may indicate in writing to such NED Participant that such NED may retain his or her Award, or a portion thereof, notwithstanding that his or her appointment as an NED was terminated.

6.2	If an NED’s appointment to the Board is terminated due to death, Disability, or retirement from service to the Board (other than for a reason contemplated in section 6.1), Awards granted pursuant to the Plan and this Policy will Vest in full on the date of termination of appointment. The Vesting will occur automatically and without the need for any action on the part of the Executive directors of the Board.

7.	provisions of the plan

Save where otherwise indicated in the Plan, the provisions of the Preamble and Parts 1, 2, 4 and 5 of the Plan will apply to the Awards granted in terms of this Policy. For the avoidance of doubt, the provisions of Part 3 of the Plan will not apply to the Awards granted in terms of this Policy.

8.	WRITTEN AWARD AGREEMENT

The grant of any Award under the Plan, read with this Policy, may be given further content in a written agreement concluded between the Company and an NED in a form to be approved by the Executive directors of the Board.

9.	amendments, modications, and termination

This Policy may be amended, modified or terminated by the Executive members of the Board in the future at their sole discretion. No NED will have any rights under this Policy or the Plan unless and until an Award has been granted to him. Without limiting the generality of the foregoing, the Executive directors of the Board hereby expressly reserve the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of shareholders.

This Policy will come into force and effect on the effective date of the Plan.

SIGNED at Guernsey on this the 1st day of June 2022.

For and on behalf of
SEDIBELO RESOURCES LIMITED

/s/ Erich Clarke
Signatory: Erich Clarke
Capacity: CEO
Who warrants his authority hereto